Exhibit 99.1

BASELINE COMMENCES CHANGE OF CONTROL OFFER FOR AND CONSENT

SOLICITATION TO AMEND ITS 12 1/2 % SENIOR SECURED NOTES DUE 2012

CUSIP No. 069827 AG 8

HOUSTON, TX. – August 11, 2008 – Baseline Oil & Gas Corp. (OTCBB: BOGA) (the “Company”) announced today it has commenced (i) a change of control offer to purchase for cash any and all of its outstanding 12 1/2 % Senior Secured Notes due 2012 (the “Notes”) from each holder thereof and (ii) a consent solicitation to amend the Indenture dated October 1, 2007 (the “Indenture”) under which the Notes were issued and certain collateral agreements referenced therein.

The change of control offer is subject to the terms set forth in the Company’s Change of Control Offer to Purchase and Consent Solicitation Statement dated August 8, 2008 and will expire at 5:00 pm, New York City Time, on September 5, 2008, unless extended. Holders of Notes validly tendered in the change of control offer may withdraw their Notes any time prior to the close of business on September 5, 2008.

On September 9, 2008, or the second business day after any extended expiration date, the Company will pay for the principal amount of the Notes validly tendered and accepted for purchase pursuant to the change of control offer a purchase price equal to 101% of the principal balance of the Notes tendered, together with accrued but unpaid interest on the Notes tendered up to, and including, such settlement date.

In addition to the change of control offer, today the Company also commenced a solicitation of holders of the Notes to consent to certain proposed amendments to the Indenture and other collateral agreements identified and defined therein. The proposed amendments would (i) eliminate or modify substantially all of the restrictive covenants, certain events of default and related provisions contained in the Indenture and (ii) limit the rights of the holders of the Notes under the Intercreditor Agreement dated October 1, 2008, among the Company, Wells Fargo Foothill, Inc. and The Bank of New York (the “Intercreditor Agreement”) and, consequently the practical benefit of the liens securing the Notes. To effect these proposed amendments, the Company must receive consents from holders of at least a majority of the outstanding principal amount of the Notes. If consents in excess of 75% of the outstanding principal amount of the Notes are obtained, the Company will also modify the Indenture and the collateral agreements to release the security interest granted thereby in all property securing the Notes and terminate the collateral agreements and the Intercreditor Agreement. The proposed amendments constitute a single proposal and holders may not consent selectively with respect to certain of the proposed amendments.

A consent payment of 2% of the principal amount of the Notes for which consents are validly delivered under the consent solicitation prior to the consent date of 5:00pm, Eastern Time, on August 21, 2008, which may be extended. Any consent payment paid will be in addition to the price paid by the Company under the change of control offer. Consummation of the consent solicitation and the Company’s obligation to pay the consent payment is conditioned upon, among other things, the receipt of consents from at least the requisite majority of outstanding principal amount of Notes to adopt the proposed amendments. Consents validly delivered in the consent solicitation may be revoked any time prior to the close of business on August 21, 2008, but not thereafter.

The Company is obligated to commence the change of control offer under the Indenture by reason of a “Change of Control” (as defined therein), as previously reported in the Company’s filings with the Securities and Exchange Commission on July 23, 2008, pursuant to which various funds under common control acquired beneficial ownership in excess of 35% of the Company’s outstanding common stock. Accordingly, the outcome of the consent solicitation will not affect the change of control offer and those holders tendering Notes are under no obligation to participate in the consent solicitation.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer and consent solicitation is being made pursuant to the Change of Control Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, both dated August 8, 2008, copies of which will be delivered to all noteholders. Persons with questions regarding the offer and the consent solicitation should contact Jefferies and Company, Inc., the Dealer Manager and Consent Solicitation Agent, at (203) 708-5831.

None of the Company, the Dealer Manager or the Consent Solicitation Agent makes any recommendations as to whether or not holders should tender their Notes pursuant to the tender offer or consent to the proposed amendments to the Notes and the related indenture and collateral agreements, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the Notes and the related indenture and collateral agreements and whether to tender Notes, and, if so, the principal amount of Notes to tender.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected results from drilling exploratory and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, that geological conditions in the reservoir may not result in commercial levels of oil and gas production, that changes in product prices could occur, and other risks may be realized as disclosed in Baseline’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

(281) 591-6100

p.mcgarey@baselineoil.com